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                                                                   Exhibit h (3)

                              EXPENSE CAP AGREEMENT

        Agreement made this 23rd day of February, 1999, between Hotchkis and Wiley, as investment advisor (the "Advisor"), and the Hotchkis and Wiley Variable Trust regarding the Portfolios of the Trust (individually, a "Portfolio" and collectively, the "Portfolios").

        WHEREAS, the Advisor has been reimbursing the Portfolios for expenses that exceed certain voluntary expense limits, and

        WHEREAS, the Advisor wishes to change its voluntary agreement to limit expenses of the Portfolios and commit to those limits for a period of time, and

        WHEREAS, shareholders of the Portfolios benefit from any expense limits agreed to by the Advisor.

        NOW, THEREFORE, the Portfolios and the Advisor agree to expense limits on the annual operating expenses of the Portfolios as follows:


                                                       Expense Limit
                                                    (as a percentage of
              Portfolio                             average net assets)
              ---------                             -------------------
              Equity Income VIP Portfolio                  1.15%
              International VIP Portfolio                  1.35%
              Total Return Bond VIP                        0.65%
              Portfolio
              Low Duration VIP Portfolio                   0.58%




The Advisor agrees to continue the foregoing expense limits through February 29, 2000 and thereafter may change any of them only upon 30 days' prior notice to the applicable Portfolio shareholders.



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        IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

                                        HOTCHKIS AND WILEY, a division of
                                        Merrill Lynch Asset Management, L.P.



                                        By /s/ Nancy D. Celick
                                           -------------------------------------
                                           Nancy D. Celick
                                           Chief Administrative Officer


                                        HOTCHKIS AND WILEY VARIABLE TRUST


                                        By /s/ Nancy D. Celick
                                           -------------------------------------
                                           Nancy D. Celick
                                           President



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